                                                                   Exhibit 99.2

FOR RELEASE: Immediately


Contact:
Richard K. Arter       Investor Relations           941-362-1200
Richard J. Dobbyn      Chief Financial Officer      941-362-1200

          SUN HYDRAULICS CORPORATION REPORTS 1998 SALES INCREASE 12%,
                    FOURTH QUARTER EARNINGS PER SHARE $0.12

SARASOTA, FLA, March 10, 1999 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that for the year ended December 31, 1998, net sales were $71.9 million, compared to net sales of $64.2 million for 1997. Net income for 1998 was $5.6 million, or 7.9% of net sales, compared to $4.7 million, or 7.3% of net sales for 1997. Basic and diluted earnings per share for the year ended December 31, 1998, were $0.89 and $0.87, respectively. The settlement of a business-interruption insurance claim in the third quarter of 1998 contributed approximately $0.17 per diluted share to net income for the year.

Net sales for the quarter ended December 31, 1998, were $17.5 million, a 2.8% increase compared to $17.0 million of net sales in the fourth quarter of 1997. Net income for the quarter ended December 31, 1998, was $0.8 million, or 4.6% of net sales, compared to $1.3 million, or 7.4% of net sales for the quarter ended December 31, 1997. Basic and diluted earnings per share for the fourth quarter 1998 were $0.13 and $0.12, respectively.

"At this time, the industry outlook for 1999 is uncertain," said Sun Hydraulics President Clyde Nixon. "Demand for hydraulic products began to slow in the last half of 1998, and we are expecting sales and operating income in the first half of 1999 to be no better than the last half of 1998. The industry order rate, reported by the National Fluid Power Association (NFPA), indicated that orders in 1998 were down 4.7% compared to 1997.

"We continued to improve delivery times in the fourth quarter and significantly reduced our past due backlog," continued Nixon. "This improvement, coupled with distributor inventory increases during 1998 and the slowdown of business could adversely affect orders, and, thus, shipments, in the near term. We are in the final stages of implementing new software systems in the United States and England. By the last half of the year, our new procurement strategies and productivity improvement efforts should begin to improve our margins.

Nixon cited a number of initiatives recently undertaken by Sun Hydraulics to sustain the Company's long-term growth. "1999 will be the first full year of operation of our new Korean subsidiary, and our joint venture in China is expected to have production equipment in place in March. In April, we will formally introduce our new electrically actuated (solenoid) product line at the Hannover Fair in Germany. This product line gives us entry into a large market that we do not currently serve," Nixon concluded.

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota and Manatee County, Florida, Coventry, England, Erkelenz, Germany and Incheon, Korea, is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds for worldwide mobile and industrial markets.

FORWARD-LOOKING INFORMATION

         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability timely to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, and "Business" in the Company's Form 10-K for the year ended December 31, 1997, and "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended September 30, 1998. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                 SUN HYDRAULICS CORPORATION - DECEMBER 31, 1998
                       CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands except per share data)


                                                          Three Months Ended                    Twelve Months Ended
                                                              December 31,                          December 31,
                                                              (unaudited)                     (unaudited)
                                                       1998                 1997               1998             1997
                                                       ----                 ----               ----             ----

Net sales                                            $17,500              $17,022           $71,881           $64,198
Cost of sales                                         13,459               12,133            52,537            44,621
Gross profit                                           4,041                4,889            19,344            19,577
Selling, engineering and administrative expenses       2,745                2,691            11,656            11,275
Operating income                                       1,296                2,198             7,688             8,302
Interest expense                                         130                  252               837               905
Miscellaneous (income) expense                           (84)                  92            (1,672)              133
Income before income taxes                             1,250                1,854             8,523             7,264
Income tax provision                                     443                  593             2,873             2,554
Net income before Joint Venture                          807                1,261             5,650             4,710
Equity Loss in Joint Venture                               3                    -                 3                 -
Net Income                                           $   804              $ 1,261           $ 5,647           $ 4,710
Basic net income per common share                        .13                  .20               .89*              .75
Basic weighted average shares outstanding              6,361                6,322             6,345             6,308
Diluted net income per common share                      .12                  .19               .87*              .73
Diluted weighted average shares outstanding            6,521                6,520             6,531             6,499

* During the third quarter of 1998, the Company received a settlement of an insurance claim of $1,661, net of expenses, or $1,096, net of expenses and taxes. Basic and diluted earnings per share were $0.72 and $0.70, respectively, without this insurance claim.

CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                December 31,      December 31,
                                                                    1998              1997
                                                                (unaudited)
Assets
Current assets:
   Cash and cash equivalents                                    $    1,592        $     1,249
   Accounts receivable, net of allowance for
      doubtful accounts of $169 and $47                              5,342              4,558
   Inventories                                                       8,125              6,775
   Other current assets                                                891                932
        Total current assets                                        15,950             13,514
Property, plant and equipment, net                                  44,003             39,789
Other assets                                                         1,066                 86
Total assets                                                    $   61,019        $    53,389

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                             $    2,877        $     2,847
   Accrued expenses and other liabilities                            2,065              2,174
   Long-term debt due within one year                                4,302              1,035
   Notes payable to related parties due within one year                578                757
   Dividends payable                                                   254                221
   Income taxes payable                                                245                380
        Total current liabilities                                   10,321              7,414
Long-term debt due after one year                                    6,461              6,620
Notes payable to related parties due after one year                    566              1,152
Deferred income taxes                                                3,656              3,203
        Total liabilities                                           21,004             18,389
Shareholders' equity:
   Preferred stock                                                       -                  -
   Common stock                                                          6                  6
   Capital in excess of par value                                   24,386             24,163
   Retained earnings                                                15,363             10,732
   Equity adjustment for foreign currency translation                  260                 99
        Total shareholders' equity                                  40,015             35,000
Total liabilities and shareholders' equity                      $   61,019        $    53,389